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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Kerr-McGee Corporation
(Name of Registrant as Specified In Its Charter)

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2004 KERR-McGEE CORPORATION 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma

Notice of 2004 Annual Meeting of Stockholders
and Proxy Statement

Tuesday, May 11, 2004
9:00 a.m.

March 26, 2004

Dear Stockholders:

        On behalf of the Board of Directors, it is my pleasure to invite you to Kerr-McGee Corporation's 2004 Annual Meeting of Stockholders, which will be held at 9:00 a.m. on Tuesday, May 11, 2004, in the Robert S. Kerr Auditorium, Kerr-McGee Center, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma.

        Attached is the Notice of Meeting and Proxy Statement, which describes in detail the three matters on which you are being asked to vote. Also enclosed is Kerr-McGee's 2003 Annual Report.

        Your vote is important no matter how many shares you own. Regardless of whether you plan to attend the meeting, I encourage you to promptly vote by telephone or Internet or complete and return the enclosed proxy card to ensure that your shares will be represented at the meeting.

Sincerely yours,

Luke R. Corbett, Chairman and Chief Executive Officer

KERR-McGEE CORPORATION P. O. Box 25861 • OKLAHOMA CITY, OKLAHOMA 73125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Kerr-McGee Corporation's 2004 Annual Meeting of Stockholders will be held at 9:00 a.m. on Tuesday, May 11, 2004, at the Robert S. Kerr Auditorium, Kerr-McGee Center, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma.

        At the meeting, Stockholders will act on the following matters:

    1.
    Election of Four Directors;

    2.
    Ratification of the Appointment of Independent Auditors; and

    3.
    Stockholder Proposal Requesting Establishment of an Office of the Board of Directors

        These matters are described in detail in the attached Proxy Statement. The Board of Directors recommends a vote FOR Items 1 and 2 and a vote AGAINST Item 3.

        Stockholders of record of Kerr-McGee Corporation common stock at the close of business on March 12, 2004, are entitled to receive notice of and to vote at the meeting.

        It is important that your shares be represented at the meeting. Regardless of whether you plan to attend the meeting, please vote by telephone or Internet or complete and return the proxy card in the enclosed envelope as soon as possible.

Sincerely,

Gregory F. Pilcher Senior Vice President, General Counsel and Secretary

KERR-McGEE CORPORATION
Kerr-McGee Center
P. O. Box 25861
Oklahoma City, Oklahoma 73125

Proxy Statement for the
2004 Annual Meeting of Stockholders
on May 11, 2004, at 9:00 a.m.

         The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Kerr-McGee Corporation (the "Company"). This Proxy Statement and the accompanying form of proxy are first being mailed to Stockholders on or about March 26, 2004.

AGENDA FOR ANNUAL MEETING

        Three items of business are scheduled for the 2004 Annual Meeting, as follows:

  1.
  Election of four Directors;

  2.
  Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors; and

  3.
  Stockholder proposal requesting establishment of an Office of the Board of Directors.

        All of these items are discussed below.

        The Board unanimously recommends a vote "FOR" each of Items 1 and 2 and a vote "AGAINST" Item 3.

VOTING SECURITIES

        The Company's only class of voting securities is its common stock, having a par value of $1.00 per share ("Common Stock"), of which there were 101,398,268 shares outstanding as of the close of business on March 12, 2004, the record date for Stockholders entitled to receive notice of and to vote at the Annual Meeting. Each share is entitled to one vote. The number of shares outstanding does not include treasury stock, which will not be voted.

        Under Section 216 of the Delaware General Corporation Law and the Kerr-McGee Corporation ByLaws (the "ByLaws"), a majority of the shares of the common stock of the Company, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

         Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors. Abstentions and broker non-votes are not counted as votes for the purpose of electing Directors. In all matters other than the election of Directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the Stockholders. With respect to such matters, broker non-votes are not counted as votes, but abstentions will have the effect of votes against the proposal.

        The New York Stock Exchange has determined that the election of Directors and the ratification of the appointment of independent auditors are "routine" items. Therefore, a broker or nominee may vote shares held by it with respect to those items if no instructions have been received for such items at least 15 days before the 2004 Annual Meeting.

        Stockholders of record may appoint proxies to vote their shares in one of three ways, depending on where they are located:

  1.
  Via Internet pursuant to the instructions on the enclosed proxy card;

  2.
  Calling the toll-free number on the proxy card; or

  3.
  Signing, dating and mailing the proxy card in the envelope provided.

        Proxies will be voted as directed, unless revoked at or before the Annual Meeting on May 11, 2004. Any Stockholder who attends the Annual Meeting and elects to vote in person may at the meeting revoke a previously designated proxy. Otherwise, revocation of a proxy will be effective only if a Stockholder advises the Corporate Secretary in writing, including by sending a later-dated proxy, of the revocation on or before May 10, 2004.

Item No. 1
ELECTION OF FOUR DIRECTORS

        On the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated William E. Bradford, Luke R. Corbett, David C. Genever-Watling and Farah M. Walters for election as Directors for a term expiring at the 2007 Annual Meeting, and in each case until their respective successors are elected and qualified. The nominees are currently Directors of the Company whose terms expire at the 2004 Annual Meeting.

        All nominees have consented to serve, and the Company has no reason to believe any nominee will be unavailable. Should any nominee become unavailable for any reason, the proxies will be voted for a substitute nominee to be named by the Board, unless the Board reduces the number of Directors constituting the full Board.

        Biographical and other information about each of the nominees is set forth in this Proxy Statement beginning on this page under "Director Information."

        At the Annual Meeting the Stockholders will vote on the election of each of the nominees to the Board. The Board unanimously recommends a vote "FOR" the election to the Board of each of the nominees.

DIRECTOR INFORMATION

        The following contains information concerning the Company's Directors, including the four nominees standing for election at the Annual Meeting. All information is as of March 1, 2004. Information about each Director's ownership of Company common stock is contained on Page 22 under the caption "Ownership of Stock of the Company—Directors and Management." Information about Director compensation is contained on Page 7 under the caption "Information About the Board—Compensation."

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
(FOR A TERM ENDING 2007)

WILLIAM E. BRADFORD, 69, retired as Chairman of the Board of Halliburton Company, a provider of energy and energy services, in 2000, after serving in that position since 1998. From 1996 to 1998, Mr. Bradford served as Chairman of the Board and Chief Executive Officer of Dresser Industries, Inc., now merged with Halliburton Company. Mr. Bradford has served on the Company's Board of Directors since 1999 and currently serves as the lead non-management Director. He chairs the Board's Finance Committee and is a member of the Board's Audit, Executive Compensation, and Nominating and Corporate Governance Committees. Mr. Bradford also serves on the Board of
Directors of Valero Energy Corporation.

LUKE R. CORBETT, 57, is Chairman of the Board and Chief Executive Officer of the Company. He has served in that capacity since May 1999 and also from February 1997 to February 1999. Between February 1999 and May 1999, he served as Chief Executive Officer, and from 1995 to 1997, he served as President and Chief Operating Officer. Mr. Corbett, a member of the Company's Board of Directors since 1995, is an ex officio member of the Board's Finance Committee. He also serves on the Boards of Directors of OGE Energy Corp., BOK Financial Corporation and Noble Corporation.

DAVID C. GENEVER-WATLING, 58, is President of GW Enterprises LLC, an investment and management firm, a position he has held since 1998. From 1997 to 2000, he was a Managing Director of SMG Management L.L.C., an investment firm, and from 1992 to 1995, he served as President and Chief Executive Officer of General Electric Industrial and Power Systems. Mr. Genever-Watling has served on the Company's Board of Directors since 1999. He is a member of the Board's Audit and Executive Compensation Committees.

FARAH M. WALTERS, 59, retired as President and Chief Executive Officer of University Hospitals Health System, Cleveland, Ohio, in 2002, after serving in that position since 1992. Ms. Walters has served on the Company's Board of Directors since 1993. She is a member of the Board's Audit, Executive Compensation, and Nominating and Corporate Governance Committees. Ms. Walters also serves on the Board of Directors of PolyOne Corporation and Alpharma Inc.

CONTINUING DIRECTORS
(TERM EXPIRES AT THE 2005 ANNUAL MEETING)

MATTHEW R. SIMMONS, 60, is Chairman and Chief Executive Officer of Simmons & Company International, a specialized investment banking firm that serves the worldwide energy services industry, a position he has held since the firm's founding in 1974. Mr. Simmons has served on the Company's Board of Directors since 1999. He chairs the Board's Executive Compensation Committee and is a member of the Board's Audit, Finance, and Nominating and Corporate Governance Committees. Mr. Simmons also serves on the Board of Directors of Brown-Forman Corporation.

IAN L. WHITE-THOMSON, 67, retired as Chairman of the Board of U.S. Borax, Inc., a provider of borax and borate products, in 1999, after serving in that position since 1996. In addition, he was President and Chief Executive Officer of U.S. Borax, Inc. from 1988 to 1999 and Chief Executive Officer of Rio Tinto Borax Ltd. from 1995 to June 1999. In September 2001, Mr. White-Thomson retired as Executive Director of the Los Angeles Opera, a position he had held since 2000. Mr. White-Thomson has served on the Company's Board of Directors since 1999. He is a member of the Board's Audit, Executive Compensation, and Nominating and Corporate Governance Committees.

CONTINUING DIRECTORS
(TERM EXPIRES AT THE 2006 ANNUAL MEETING)

SYLVIA A. EARLE, 68, is Chair of Deep Ocean Exploration and Research, Inc., a position she has held since 1992, and since 1998 has been Explorer-in-Residence for the National Geographic Society. Dr. Earle has also been the Program Director for the Harte Research Institute for Gulf of Mexico Studies at Texas A&M University at Corpus Christi since 2001. Dr. Earle has been a member of the Company's Board of Directors since 1999. She chairs the Board's Nominating and Corporate Governance Committee and is a member of the Board's Executive Compensation and Finance Committees.

MARTIN C. JISCHKE, 62, is President of Purdue University, a position he has held since 2000. He was President of Iowa State University from 1991 to 2000. Dr. Jischke has served on the Company's Board of Directors since 1993. He is a member of the Board's Executive Compensation, Finance, and Nominating and Corporate Governance Committees. Dr. Jischke also serves on the Board of Directors of Wabash National Corporation.

LEROY C. RICHIE, 62, is Chairman and Chief Executive Officer of Q Standards World Wide, Inc., a provider of publication and library services for technical standards, a position he has held since 2000. From 1999 to 2000, he served as Chairman and Chief Executive Officer of Capitol Coating Technologies, Inc. He was President of Intrepid World Communications from 1998 to 1999. From 1990 through 1997, Mr. Richie was Vice President and General Counsel for Automotive Legal Affairs of Chrysler Corporation. Mr. Richie has served on the Company's Board of Directors since 1998. He chairs the Board's Audit Committee and is a member of the Board's Executive Compensation, Finance, and Nominating and Corporate Governance Committees. Mr. Richie serves on the Board of Directors of Infinity, Inc. He also serves on the Board of Directors of the companies in the Seligman family of investment companies, with the exception of Seligman Cash Management Fund, Inc.

        Effective January 8, 2004, Nicholas J. Sutton resigned from the Board of Directors to ensure there are no actual or perceived conflicts of interest related to new business ventures he is pursuing. The Board of Directors fixed the number of Directors at nine upon the resignation of Mr. Sutton.

INFORMATION ABOUT THE BOARD

Operations and Meetings

        Directors are expected to attend substantially all annual stockholder meetings, Board meetings and meetings of the committees of the Board on which they serve. During 2003, the Board held six meetings, with each Director attending 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which each such Director served, and all Directors attending the 2003 Annual Meeting of Stockholders.

        The Board's operation and responsibilities are governed by the Company's Certificate of Incorporation, ByLaws, Corporate Governance Guidelines, charters for the Board's standing committees and the laws of the State of Delaware. The Certificate of Incorporation, ByLaws, Corporate Governance Guidelines, and committee charters are available on the Company's website (www.kerr-mcgee.com). Directors discharge their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and Chief Executive Officer and other members of management about matters of interest and concern to the Company.

Lead Director

        The Board has designated Mr. Bradford as its lead non-management Director ("Lead Director"). As Lead Director, Mr. Bradford is responsible for leading meetings of the non-management Directors, facilitating communications between non-management Directors and the Chairman and Chief Executive Officer, providing guidance to the Chairman and Chief Executive Officer regarding the agenda for Board meetings and for such other matters as may be determined by the Board from time to time.

Committees

        The Board has established and currently maintains an Audit Committee, an Executive Compensation Committee, a Finance Committee, and a Nominating and Corporate Governance Committee as standing committees.

Audit Committee

        The Audit Committee acts on behalf of the Board with respect to the engagement of the Company's independent auditors and with respect to the authorization of all audit and other services provided to the Company by its internal and independent auditors. In addition, the Committee assists the Board with the oversight of the Company's financial statements, financial reporting process, systems of internal accounting and financial controls, disclosure controls and procedures, and compliance with legal and regulatory requirements. The Committee also evaluates enterprise risk issues and the performance of internal and independent auditors, among other things.

        The Audit Committee is currently comprised of the following Directors: Mr. Richie (Chair), Mr. Bradford, Mr. Genever-Watling, Mr. Simmons, Ms. Walters and Mr. White-Thomson. The Board has determined that Mr. Simmons is an "audit committee financial expert," as that term is defined by the Securities and Exchange Commission. The Audit Committee met five times in 2003. In addition, the Chair of the Audit Committee held conference calls each quarter with the Company's independent auditors and with the Company's Chief Accounting Officer in conjunction with the release of quarterly earnings. The Report of the Audit Committee begins on Page 9.

Executive Compensation Committee

        The Executive Compensation Committee evaluates and determines the salary and benefits of the Chief Executive Officer and reviews the salaries and benefits determined by the Chief Executive Officer for all other officers of the Company, recommending to the full Board such changes as it may deem appropriate. In addition, the Executive Compensation Committee determines the incentive compensation awards for all officers and administers the Annual Incentive Compensation Plan, the Long Term Incentive Plan, the Executive Deferred Compensation Plan and the Supplemental Executive Retirement Plan.

        The Executive Compensation Committee is currently comprised of the following Directors: Mr. Simmons (Chair), Mr. Bradford, Dr. Earle, Mr. Genever-Watling, Dr. Jischke, Mr. Richie, Ms. Walters and Mr. White-Thomson. All members of the Executive Compensation Committee meet the definitions of (i) a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (ii) an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee met three times in 2003. The report of the Executive Compensation Committee begins on Page 12.

Finance Committee

        The Finance Committee reviews and makes recommendations to the full Board regarding matters such as mergers and acquisitions and equity and debt offerings. The Finance Committee currently consists of the following Directors: Mr. Bradford (Chair), Dr. Earle, Dr. Jischke, Mr. Richie and Mr. Simmons. Mr. Corbett, Chairman of the Board and Chief Executive Officer, is an ex officio member. The Committee meets as and when necessary and did not meet in 2003.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee recommends to the Board nominees for election to the Board based on criteria for nomination as a Director that have been approved by the Board, which can be found on the Company's website. In making its recommendations to the Board, the Committee will consider and review the background and qualifications of candidates recommended to it by current Board members as well as candidates identified through other sources.

        The Committee also will consider candidates that are recommended by stockholders. Such recommendations should be made in writing and be addressed to the Chair of the Nominating and Corporate Governance Committee and sent c/o the Corporate Secretary, Kerr-McGee Corporation, P.O. Box 25861, MT-29, Oklahoma City, Oklahoma 73125.

        A stockholder recommendation should set forth (i) the name and address of and number of shares of Company stock owned by each of the recommending stockholder and the recommended candidate, (ii) any relationship between the recommending stockholder and the recommended candidate, (iii) information that would bear negatively on the independence of the recommended candidate (such as affiliated transactions or relationships), (iv) the business experience during the last five years of the recommended candidate, including the candidate's principal occupation and employment and other directorships currently held by the recommended candidate, (v) any proceedings, including legal proceedings, to which the recommended candidate or an associate is a party that are adverse to the Company, (vi) information regarding whether the recommending stockholder or recommended candidate has any plans or proposals for the Company or seeks to address any personal interest involving the Company, (vii) the written consent of the recommended candidate to be named in the proxy statement as a nominee and to serve as a Director if elected and (viii) any other information the recommending stockholder believes would be useful in informing the Committee's decision making.

        The Committee begins considering candidates in the fall of the year before the annual meeting at which Directors are to be elected. Accordingly, any stockholder recommendation should be submitted in sufficient time to enable the Committee to evaluate the recommendation on its regular fall timetable.

        The Committee also makes recommendations to the Board regarding corporate governance and oversees the evaluation of the Board and management. The Nominating and Corporate Governance Committee currently consists of the following Directors: Dr. Earle (Chair),

Mr. Bradford, Dr. Jischke, Mr. Richie, Mr. Simmons, Ms. Walters and Mr. White-Thomson. The Nominating and Corporate Governance Committee met once in 2003.

Independence

        The Board has determined that all of the Company's Directors, with the exception of Mr. Corbett, are independent, as "independence" is defined by Securities and Exchange Commission rules and the listing standards of the New York Stock Exchange. As part of its determination, the Board considered whether any Director has a material relationship with the Company. Among other things, the Board considered whether contributions by the Company to charitable organizations in which a director or an immediate family member has an interest may impair the director's independence. The Board concluded that so long as any such contributions do not exceed $100,000 in any one year the contribution would not adversely affect the director's independence. The Board determined that no Director, other than Mr. Corbett, has a material relationship with the Company because no Director, other than Mr. Corbett, has any relationship with the Company other than service as a Director, ownership of the Company's common stock and, in certain cases, charitable contributions that do not exceed the Board's materiality threshold.

Compensation

        Directors who are not employees of the Company are paid an annual retainer fee of $50,000 and a fee of $2,000 for each meeting attended, including meetings of the Board and Board committees and subcommittees, certain meetings held by Committee chairs or the Lead Director, and meetings held by other Board members at the request of or on behalf of the Board or a Committee. The Lead Director and Committee Chairs are paid an annual fee of $5,000. Under the 2002 Kerr-McGee Corporation Long Term Incentive Plan approved by the Stockholders at the 2002 Annual Meeting, non-employee Directors also are granted each year 1,000 shares of restricted Common Stock and 4,000 options to purchase shares of Common Stock at the market price prevailing on the date of the grant. Directors are reimbursed for travel expenses and lodging and other out-of-pocket expenses they incur in connection with their service on the Board.

        Pursuant to the Deferred Compensation Plan for Non-Employee Directors, any Director who is not an employee of the Company may elect to defer any cash compensation earned as a Director. Similarly, any Director who is not an employee of the Company may elect to defer gain attributable to stock options or stock appreciation rights and any portions of restricted stock awards. Deferred compensation, together with any associated gain, loss or earnings, will be paid at the Director's retirement, either in a single lump sum payment or in five, ten, or fifteen equal annual installments, or at another selected date, as determined by the Director.

Communicating with the Board of Directors

        Stockholders wishing to communicate with one or more Directors or the Board as a whole may do so in a writing addressed to the Director(s) or the Board and sent to the Corporate Secretary, Kerr-McGee Corporation, P.O. Box 25861, MT-29, Oklahoma City, Oklahoma 73125.

        In addition, Stockholders can communicate with Directors by calling the Kerr-McGee Hotline. The Corporate Secretary reports to the Audit Committee any calls made to the Kerr-McGee Hotline regarding accounting, internal accounting controls or auditing matters and informs non-management Directors of reports made to the Kerr-McGee Hotline that are intended for non-management Directors. Information about the Kerr-McGee Hotline can be found on the Company's website.

Item No. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee of the Board has appointed Ernst & Young LLP, an independent auditing firm, as the Company's independent auditors for 2004, subject to Stockholder ratification. Ernst & Young LLP served as the Company's independent auditors for the years ended December 31, 2002 and December 31, 2003.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions from Stockholders.

        At the Annual Meeting, the Stockholders will vote on the ratification of the appointment of Ernst & Young LLP as independent auditors for 2004.

        The Board unanimously recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

        If the appointment of Ernst & Young LLP is not ratified by the Stockholders, the Board will reconsider the matter. If Ernst & Young LLP ceases to act as the Company's independent auditors, or if the Board removes Ernst & Young LLP as the Company's independent auditors, the Audit Committee will appoint another independent public accounting firm. The engagement of a new independent public accounting firm for 2005 will be subject to ratification by the Stockholders at the 2005 Annual Meeting.

FEES PAID TO THE INDEPENDENT AUDITORS

        During calendar years 2002 and 2003, the Company retained Ernst & Young LLP, the Company's independent auditors, to provide services in the following categories and amounts:

	2002	2003
Audit Fees	$5,437,000	$3,549,500
All Other Fees
Audit Related(1)	$405,000	$853,631
Tax(2)	333,876	1,254,014
Other	—	—

Total Other Fees	$738,876	$2,107,645

Total Fees(3)	$6,175,876	$5,657,145

(1)
These amounts represent fees for audits of benefits plans, accounting and audit consultations and, in 2003, limited-scope procedures in preparation for attestation of management's report on internal controls.

(2)
These amounts represent fees for expatriate tax return preparation and other compliance and tax consulting related to domestic and international tax planning.

(3)
As a matter of practice, the Company obtains the approval of the Audit Committee prior to engaging Ernst & Young LLP for any services other than de minimis non-audit services not recognized by the Company at the time of the engagement to be non-audit services. In 2002 and 2003, no such de minimis services were provided by Ernst & Young LLP. In addition, no services were preapproved in 2002 or 2003 pursuant to preapproval policies or procedures.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

        In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements contained in the Annual Report. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Company's independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee reviewed with Ernst & Young LLP, the Company's independent auditors, Ernst & Young LLP's judgment as to the quality, not just the acceptability, of the Company's accounting principles. The Committee discussed with Ernst & Young LLP the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law, or listing standards, including matters required to be discussed by Statement on Auditing Standard No. 61, as amended by Statement on Auditing Standard No. 90. The Committee also discussed with Ernst & Young the independent auditors' independence from management and the Company, including the matters contained in the written disclosures required pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis Independence Standards Board Standard No. 1, which was delivered to the Committee by Ernst & Young LLP. The Committee considered whether the provision of non-audit services by the Company's independent auditors is compatible with maintaining the auditors' independence.

        The Committee discussed with both the Company's internal auditors and the independent auditors the overall scope and plans for their respective audits. The Committee met with both the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2003 for filing with the Securities and Exchange Commission. The Committee also appointed Ernst & Young LLP as the Company's independent auditors for 2004, subject to Stockholder ratification.

Submitted By:

Audit Committee

Leroy C. Richie, Chair
William E. Bradford
David C. Genever-Watling
Matthew R. Simmons
Farah M. Walters
Ian L. White-Thomson

Item No. 3
STOCKHOLDER PROPOSAL REQUESTING
ESTABLISHMENT OF AN OFFICE OF THE BOARD OF DIRECTORS

        The following proposal was submitted to the Company by New York City Comptroller William C. Thompson, Jr., as custodian and trustee for, and on behalf of, the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, which held 162,940 shares, 125,341 shares, 72,274 shares and 50,428 shares of the Company's common stock as of December 2, 2003, respectively. Mr. Thompson's address is 1 Centre Street, New York, New York 10007-2341.

Proposal

        WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law with the duty and authority to formulate and direct corporate policies; and

        WHEREAS, in 2002, the Board of Directors of the New York Stock Exchange, recognizing the need to improve corporate governance, proposed a listing standard to empower non-management directors as a more effective check on management, and to facilitate direct communications between shareholders and the non-management directors; and

        WHEREAS, in an August 8, 2003, release pertaining, in part, to disclosure of companies' procedures for shareholder communications with the directors, the Securities and Exchange Commission stated that "Providing security holders with disclosure about the process for communicating with board members would improve the transparency of board operations, as well as security holder understanding of the companies in which they invest;"

        WHEREAS, a January 1994 study entitled: Improving Communications Between Corporations and Shareholders: Overall Findings and Recommendations, prepared on behalf of the New Foundations Working Group, John F. Kennedy School of Government, Harvard University, recommended several mechanisms for direct communications between directors and shareholders. Among the recommendations were:

  •
  Regular meetings with groups of shareholders and selected board members

  •
  Meetings between large shareholders and the full board of directors

        WHEREAS, we believe that the creation of a means for direct communications on corporate governance matters between shareholders and the non-management directors would benefit the company through constructive discussions of perspectives, enhanced understanding, valuable feedback, and the fostering of meaningful links between directors and the shareholders by whom they are elected;

        NOW, THEREFORE, BE IT RESOLVED: that the shareholders request the board of directors to establish an Office of the Board of Directors to enable direct communications on corporate governance matters, including meetings, between non-management directors and shareholders, based on the standard adopted by the New York Stock Exchange Board of Directors. The office shall report directly to a committee of the non-management directors.

Supporting Statement of New York City Comptroller

        In our opinion, the confidence of investors in the U.S. capital markets has been deeply shaken by corporate malfeasance at companies, such as Enron and World Com. Shareholders have suffered loss of their investments estimated in the billions of dollars, and many investors have withdrawn from the stock markets. As long-term institutional investors, we are concerned about the potential negative impact of the continuing erosion of investor confidence on the long-term interests of the company and the shareholders. This proposal is intended to improve investor confidence by improving director and shareholder communications on corporate governance matters, and strengthening the relationship between the Board of Directors and the shareholders.

Board of Directors' Response Opposing the Stockholder Proposal and
Recommending a Vote "AGAINST" the Stockholder Proposal

Summary

        The Board understands that its ability to receive input from the Company's Stockholders is an important part of maintaining the strong corporate governance standards for which the Company has been recognized. As part of the Board's continued focus on good corporate governance, the Board has strengthened the channels of communication available to the

Company's Stockholders, who currently have several methods for communicating with the Company and its Directors. According to guidelines provided by the New York Stock Exchange (the "NYSE"), the communication methods already adopted by the board effectively implement the NYSE standard upon which the Proposal is based. As a result, the Proposal is moot, and the Board of Directors recommends a vote "AGAINST" the Proposal.

The Board Already Has Implemented Channels for Communication

        As discussed on Page 7 of this Proxy Statement, the Board already has implemented multiple methods for communicating with non-management Directors. Stockholders wishing to communicate with one or more Directors may do so in a writing addressed to the Director(s) and sent to the Corporate Secretary. In addition, the Board has designated the Company's hotline as another communication channel. The hotline provides an anonymous and confidential method for Stockholders to report to the Audit Committee complaints regarding accounting, internal accounting controls or auditing matters and to make any kind of report to non-management Directors. The Company's Corporate Secretary reports all relevant communications, including communications on corporate governance matters, directly to the intended recipients. Finally, Stockholders also may direct communications to the non-management Directors at the Annual Meeting of Stockholders.

The Existing Communications Methods Are Consistent With New York Stock Exchange Rules

        Last year, the New York Stock Exchange revised its rules to require listed companies to disclose a method for enabling interested parties to communicate with non-management Directors. Guidelines provided by the NYSE for implementing the new rules expressly contemplate the use of the Corporate Secretary's office as a means of facilitating the kinds of communications covered by the new rules. As discussed above, the Board has designated the Company's Corporate Secretary as the person through whom written communications intended for the non-management Directors should be directed. This method satisfies the new NYSE rules and is expressly sanctioned in the NYSE guidance.

Conclusion

        The Board already has implemented multiple methods for Stockholders to communicate with the Company's non-management Directors. The methods adopted by the Board satisfy the NYSE rules cited by the proponent. The adoption of the Proposal will do nothing more than request that the Board implement measures that it has already implemented. Accordingly, the Board of Directors believes that the Proposal is moot and should be rejected.

The Board unanimously recommends a vote
"AGAINST" the Stockholder Proposal.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

        The report of the Executive Compensation Committee of the Board is set forth below, together with other information regarding the compensation of certain executive officers of the Company.

Report of the Executive Compensation Committee

        The Executive Compensation Committee (the "Committee") seeks to provide competitive levels of total compensation for the Company's key executives through a mix of base salary, annual incentive pay, long term incentives and other benefits. The Committee believes that incentive or "at risk" compensation is a key ingredient in motivating executive performance to maximize stockholder value and align executive performance with Company objectives and stockholder interests. The Committee targets total compensation to be competitive at the third quartile level of a peer group of comparable energy and chemical companies, which includes companies constituting the Standard & Poor's Oil Producers Index referred to in the Performance Graph on Page 20, as well as other comparable energy and chemical companies selected with the assistance of an independent consulting firm to be representative of the Company's size and business activities (the "Comparison Group"). Since a substantial amount of the Company's business is conducted outside the United States, its compensation policies must also be internationally competitive and flexible. This enables the Company to attract and retain high quality management and to compete globally.

Base Salaries

        In setting the Chief Executive Officer's base salary and reviewing base salaries for other executive officers, the Committee annually reviews current competitive market compensation data of the Comparison Group prepared by an independent consulting firm retained by the Committee. The Committee sets the Chief Executive Officer's base salary and recommends that other executive officers' base salaries be set at or near the third quartile of base salaries of the Comparison Group to enable the Company to attract and retain key executives. The Committee takes into consideration individual performance, based on the Committee's evaluation of the performance of the Chief Executive Officer and the Chief Executive Officer's evaluation of the performance of other executive officers in determining salaries.

Annual Incentive Compensation

        Through its Annual Incentive Compensation Plan (the "AICP"), the Company compensates its officers with cash bonuses based on the Company's performance. Each year, a target is established for each executive officer's AICP award. The target AICP award, set at or near the third quartile of similar awards of the Comparison Group, is based on the officer's level of responsibility. In 2003, target awards ranged from 50% to 125% of base salary.

        Awards for 2003, set forth in the Summary Compensation Table on Page 15, were based on the performance of the Company's operating divisions, as compared to the Company's approved budget, and each executive's individual contribution toward the Company's overall success. The portion of each AICP award that was based on Company performance compared to budget was derived from eight measurement criteria—four measurement criteria for the Company's oil and gas business and four measurement criteria for the Company's chemical business.

        The four measurement criteria for the Company's oil and gas business are: (1) Production Cash Flow Per BOE—measuring how much cash flow is generated for the Company from each barrel of oil equivalent sold, as compared to budget; (2) Production Volume—measuring the barrels of oil equivalent produced over the prior year, as compared to budget; (3) Production Replacement Rate—measuring how effectively the Company replaces production with new reserves, as compared to budget; and (4) Finding and Development Costs—measuring how cost effectively the Company finds and develops oil and gas reserves, as compared to budget.

        The four measurement criteria for the Company's chemical business are: (1) Cash Flow Return on Average Capital Employed, as compared to budget; (2) Titanium Dioxide Sales Volume, as compared to budget; (3) Cash Cost per Tonne—measuring the total cash costs to make, sell and deliver each tonne of titanium dioxide, as compared to budget; and (4) Operating Profit—measuring the amount of profit made on titanium dioxide sales before special items, as compared to budget.

        Performance thresholds established annually by the Committee must be achieved before officers qualify for any portion of their targeted AICP awards. An executive officer may receive up to 200% of the officer's target award if performance objectives are exceeded and the officer's performance excels. Additionally, the amount of an officer's award may be reduced or eliminated based on the officer's individual performance.

Long Term Incentives

        The Committee believes that ownership of Company stock by the Company's executive officers and Board of Directors promotes commitment to the long term success of the Company. Stock ownership guidelines expressed as a multiple of each officer's base salary (between 100% and 400% of an officer's base salary) or Board members' annual retainer fees (400% of a Director's annual retainer fees) have been established for the Company's executive officers and Board of Directors. The Committee periodically reviews the guidelines and stock ownership levels.

        The Stockholders have approved the use of stock options and restricted stock awards, as well as performance units tied to the Company's long term performance, to provide long term incentive compensation for the Company's key executives. The Committee believes that the use of stock based compensation and performance units to establish a direct relationship between the compensation of executives and the value of the Company's stock helps ensure continued alignment between the interests of the executive officers and the interests of the Company and its Stockholders. The Committee believes that equity and performance unit incentives are important tools for attracting and retaining key employees by rewarding long term management performance based on objectively measured results.

        The total number of stock options, restricted stock and performance units granted to each executive officer, including the Chief Executive Officer, is based on a percentage of the individual officer's salary. The percentage is set annually by the Committee after considering each officer's performance, level of responsibility, prior awards to the officer and awards made within the Comparison Group. In considering awards made within the Comparison Group, the Committee relies on surveys and reports by an independent consulting firm and targets the third quartile of the Comparison Group. The number of stock options granted in 2003 to Mr. Corbett and the next four highest paid executive officers is set forth in the Option Grants Table on Page 16. The amount of restricted stock granted in 2003 to Mr. Corbett and the next four highest paid executive officers is set forth in the Summary Compensation Table on Page 15.

        At the beginning of 2003, performance units were issued for the 2003-2005 performance cycle. At the end of 2005, the Company's Total Shareholder Return (shareholder return assuming dividend reinvestment) will be compared to the Total Shareholder Return of the Company's peers during the same period, and final award payouts will be made to executive officers based on the Company's rank relative to its peers. The number of performance units granted in 2003 to Mr. Corbett and the next four highest paid executive officers is set forth in the Long Term Incentive Plans Table on Page 17.

Compensation of the Chief Executive Officer

        The Committee determines the Chief Executive Officer's compensation in accordance with the policies described above. In determining Mr. Corbett's base salary, the Committee considers competitive salaries of chief executive officers within the Comparison Group as compiled by an independent consulting firm.

        Mr. Corbett's incentive compensation under the AICP for 2003, set forth in the Summary Compensation Table on Page 15, was based on his individual contribution toward the Company's overall success and the eight measurement criteria described in this report.

        The Committee believes that executive compensation arrangements for 2003 appropriately reflect its policy to set executive compensation so that the interests of the Company's executive officers are aligned with the interests of the Company's Stockholders.

Federal Income Tax Deductibility

        Section 162(m) of the Internal Revenue Code limits the corporate deduction on compensation paid to the Chief Executive Officer and to the next four highest paid officers to $1 million each during any fiscal year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the Company's Stockholders, the compensation is not included in the computation of the $1 million limit. The Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the Committee's overall compensation philosophy and in the Company's best interest. However, the Committee may award nondeductible compensation when it believes that such awards are in the Company's best interest, balancing short term tax efficiency with the Company's long term strategic objectives.

Submitted By:

Executive Compensation Committee

Matthew R. Simmons, Chairman
William E. Bradford
Sylvia A. Earle
David C. Genever-Watling
Martin C. Jischke
Leroy C. Richie
Farah M. Walters
Ian L. White-Thomson

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

        The following table contains individual compensation information for the fiscal years ended December 31, 2003, 2002 and 2001, with respect to the Chief Executive Officer during the year ended December 31, 2003 and each of the four other most highly compensated executive officers who were serving as executive officers on December 31, 2003 (together, the "named executive officers").

SUMMARY COMPENSATION TABLE†

Long Term Compensation Awards
Annual Compensation
No. of Securities Underlying Options
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Award(s)(2)(4)		All Other Compensation(3)
Luke R. Corbett, Chairman of the Board and Chief Executive Officer	2003 2002 2001	$1,146,923 1,096,827 1,019,712	1,238,677 845,000 770,000	$95,797 83,407 73,800	$1,978,102 2,015,125 2,277,188	125,000 175,000 150,000	$68,815 65,810 61,183
Kenneth W. Crouch, Executive Vice President	2003 2002 2001	585,385 497,885 447,885	455,195 269,000 220,000	— — —	570,108 575,750 390,375	36,000 52,000 40,000	35,123 29,873 26,873
William P. Woodward, Senior Vice President, Chemical	2003 2002 2001	506,923 458,731 427,038	394,183 248,000 210,000	— — —	552,832 575,250 357,844	35,000 50,500 40,000	30,415 27,524 25,622
Robert M. Wohleber, Senior Vice President and Chief Financial Officer	2003 2002 2001	468,769 448,731 418,096	364,515 242,000 190,000	— — —	466,452 604,538 357,844	29,500 52,500 35,000	28,126 26,924 25,086
Gregory F. Pilcher, Senior Vice President, General Counsel and Secretary	2003 2002 2001	414,077 398,942 372,673	268,322 185,000 169,000	— — —	298,011 316,663 292,781	18,800 29,000 25,000	24,845 23,937 22,360

†
Compensation information for part of 2001 includes compensation paid by the former Kerr-McGee Corporation before it reorganized as an affiliate of the Company and changed its name to Kerr-McGee Operating Corporation.

(1)
Perquisite or other personal benefits received from the Company that exceed reporting thresholds established by Securities and Exchange Commission regulations. An annual stipend provided to facilitate involvement in community activities accounted for 90% of Mr. Corbett's Other Annual Compensation in 2003 and 96% of such compensation in 2002.

(2)
Restricted stock grants are valued based on the closing price of the stock on the New York Stock Exchange on the date of grant.

(3)
Consists of 401(k) plan contributions by the Company pursuant to the Employee Stock Ownership Plan and amounts contributed under the nonqualified benefits restoration plan. Company contributions pursuant to the Employee Stock Ownership Plan for 2003 were $12,000 each to Messrs. Corbett, Crouch, Woodward, Wohleber and Pilcher. Amounts contributed under the nonqualified benefits restoration plan for 2003 on behalf of Messrs. Corbett, Crouch, Woodward, Wohleber and Pilcher were: $56,815, $23,123,

  $18,415, $16,126 and $12,845, respectively. The amounts contributed by the Company to the non-qualified benefits restoration plan on behalf of such persons are identical to the amounts that would have been contributed pursuant to the Employee Stock Ownership Plan except for IRS Code limitations.

(4)
As of December 31, 2003, the aggregate number of shares of restricted stock held by the named officers and the market value of that stock, based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2003, were: Luke R. Corbett, 135,800 shares, $6,313,342; Kenneth W. Crouch, 32,534 shares, $1,512,506; William P. Woodward, 31,300 shares, $1,455,137; Robert M. Wohleber, 28,134 shares, $1,307,950; and Gregory F. Pilcher, 19,567 shares, $909,670. Dividends are paid to the holders of restricted stock.

STOCK OPTIONS

        The following table contains information concerning stock options granted during the fiscal year ended December 31, 2003, to the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

Name	No. of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year 2003	Per Share Exercise Price	Expiration Date	Grant Date Present Value(2)
Luke R. Corbett	125,000	9.24%	$42.945	January 14, 2013	$1,387,500
Kenneth W. Crouch	36,000	2.70%	42.945	January 14, 2013	399,600
William P. Woodward	35,000	2.59%	42.945	January 14, 2013	388,500
Robert M. Wohleber	29,500	2.18%	42.945	January 14, 2013	327,450
Gregory F. Pilcher	18,800	1.39%	42.945	January 14, 2013	208,680

(1)
All stock options granted in 2003 were nonqualified stock options. The exercise price per option is 100% of the fair-market value of a share of Common Stock on the date of grant. No option expires more than ten years and one day from the date of grant.

(2)
The present value of stock option grants was computed in accordance with the Black-Scholes option pricing model, with assumptions consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as permitted by the rules of the Securities and Exchange Commission. Key assumptions used under the Black-Scholes model include: (a) an expected option term of 5.8 years, (b) interest rate of 3.58%, which represents the U.S. Treasury Strip Rate on January 14, 2003, with maturity corresponding to the expected option term, (c) stock price volatility of 32.73%, calculated using monthly stock prices for the 36 months prior to the dates of the grant, and (d) dividends at an average annual dividend yield of 3.30%. Based on the Black-Scholes model, the value on January 14, 2003, was $11.10 per option. The Company's use of the Black-Scholes model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of the Company's common stock during the applicable period.

OPTION EXERCISES AND HOLDINGS

        The following table contains information with respect to options/SARs exercised during 2003 and the value of unexercised options held as of December 31, 2003 for the named executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(1)
Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Luke R. Corbett	—	—	606,332	291,668	$499,425	$430,000
Kenneth W. Crouch	—	—	100,998	84,002	-0-	123,840
William P. Woodward	—	—	102,399	82,002	69,180	101,480
Robert M. Wohleber	—	—	80,833	76,167	-0-	120,400
Gregory F. Pilcher	—	—	56,632	46,468	954	64,672

(1)
Options are "in the money" if the fair-market value of the Common Stock exceeds the exercise price. On December 31, 2003, the fair market value of the Common Stock on the New York Stock Exchange was $46.39.

LONG-TERM INCENTIVE AWARDS

        The following table contains information regarding each long-term incentive award, other than stock option and restricted stock awards, made to the named executive officers in 2003.

LONG-TERM INCENTIVE PLAN—AWARDS
IN LAST FISCAL YEAR

		Performance Or Other Period Until Maturation or Payout
				Estimated Future Payouts Under Non-Stock Price-Based Plans
	No. of Shares, Units or Other Rights
Name
				Threshold	Target	Maximum
Luke R. Corbett	2,182,000	January 2003 January 2006	-	$1,091,000	$2,182,000	$4,364,000
Kenneth W. Crouch	628,000	January 2003 January 2006	-	314,000	628,000	1,256,000
William P. Woodward	610,000	January 2003 January 2006	-	305,000	610,000	1,220,000
Robert M. Wohleber	515,000	January 2003 January 2006	-	257,500	515,000	1,030,000
Gregory F. Pilcher	328,000	January 2003 January 2006	-	164,000	328,000	656,000

        At the end of 2005, the Company's Total Shareholder Return (shareholder return assuming dividend reinvestment) will be compared to the Total Shareholder Return of the Company's peers during the same period, and final award payouts will be made to executive officers based on the Company's rank relative to its peers.

RETIREMENT PLANS

        The Company maintains retirement plans for all employees, including officers. The following table illustrates the pension benefits that may accrue to executive officers under the Company's retirement plans, assuming various service periods. The table shows the estimated annual pension benefits payable to a covered participant at normal retirement age. Pension benefits include benefits payable under the Company's qualified defined benefit plan and the Company's nonqualified benefits restoration plan (the "BRP"). The BRP provides benefits that would be provided under the qualified defined benefit plan but for certain IRS Code limitations on qualified plan benefits.

RETIREMENT PLAN TABLE

Average Annual Compensation	15 Years Service	20 Years Service	25 Years Service	30 Years Service	35 Years Service
$ 400,000	$96,866	$129,155	$161,444	$193,733	$208,733
600,000	146,867	195,822	244,778	293,733	316,233
800,000	196,867	262,489	328,111	393,733	423,733
1,000,000	246,867	329,156	411,445	493,733	531,233
1,200,000	296,867	395,822	494,778	593,734	638,734
1,400,000	346,867	462,489	578,112	693,734	746,234
1,600,000	396,867	529,156	661,445	793,734	853,734
1,800,000	446,867	595,823	744,779	893,734	961,234
2,000,000	496,867	662,490	828,112	993,734	1,068,734
2,200,000	546,867	729,156	911,446	1,093,735	1,176,235
2,400,000	596,867	795,823	994,779	1,193,735	1,283,735

        Covered compensation under the retirement plans consists of salary, bonus and pretax Section 125 and 401(k) benefit contributions, all based on the highest 36 consecutive months out of the last 120 months prior to retirement. Amounts shown are computed on a straight life annuity basis. As of December 31, 2003, Mr. Corbett had 18 years of credited service; Mr. Crouch, 29; Mr. Woodward, 31; Mr. Wohleber, 4; and Mr. Pilcher, 11.

        The Company's Supplemental Executive Retirement Plan (the "SERP"), adopted effective January 1, 1991, is a defined benefit plan administered by the Executive Compensation Committee. The SERP, as amended, provides supplemental retirement benefits to certain key senior executives selected by the Executive Compensation Committee. Full benefits are payable upon retirement on or after age 60. Reduced benefits are payable upon retirement on or after age 52. SERP benefits are paid in an actuarially determined lump sum calculated to approximate a life annuity. The amount of the benefit is equal to a portion of the participant's final average monthly compensation less the sum of (1) the participant's monthly primary social security benefit and (2) the participant's monthly benefits payable under the Company's other defined benefit plans. The portion of a participant's final average monthly compensation used to determine SERP benefits varies from 40% to 70% and depends on the participant's age at retirement and other factors. As of December 31, 2003, the estimated lump sum SERP benefit payable upon retirement to the executive officers named in the Summary Compensation Table, assuming (i) retirement at age 60, and (ii) salaries are maintained at their current level, is: Mr. Corbett, $10,417,752; Mr. Crouch, $2,038,573; Mr. Woodward, $745,034; Mr. Wohleber, $2,037,820; and Mr. Pilcher, $1,106,584.

CONTINUITY AGREEMENTS

        Continuity Agreements between the Company and its executive officers and certain key employees, including Messrs. Corbett, Crouch, Woodward, Wohleber and Pilcher, provide certain benefits in the event of a qualifying termination that occurs in connection with a "change in control" of the Company.

        In the event of a qualifying termination of employment within two years after a change in control, such executive will be entitled to receive:

  •
  A lump sum cash payment equal to three times the executive's annual base salary, bonuses and perquisites (with such perquisites calculated at 7% of the executive's annual base salary);

  •
  Any accrued but unpaid compensation (including the pro-rata amount of any bonus); and

  •
  An amount representing additional savings plan contributions for a three-year period plus the present value of lost pension benefits under the Company's qualified defined benefit pension plans after giving effect to five years of credit for age and service in the benefit calculation.

        If the payment made to the officer causes the officer to be subject to an excise tax because the payment is a "parachute payment" (as defined in the IRS Code), then the payment shall be increased to compensate the executive for the excise tax. In addition, in the event of a qualifying termination, the officer will be entitled to:

  •
  A continuation of welfare benefits for up to three years;

  •
  Outplacement services;

  •
  Acceleration of vesting of all equity and equity-based awards; and

  •
  Amounts that such officer would otherwise be entitled to receive under Kerr-McGee's Supplemental Executive Retirement Plan (SERP) described more fully in the "Retirement Plans."

        A change in control means (a) a change in any two year period in a majority of the members of the Board of the Company, as defined in the Continuity Agreement, (b) any person becoming the beneficial owner, directly or indirectly, of 25% or more of the Company's outstanding Common Stock, (c) with certain exceptions, the consummation of a merger or consolidation of the Company with any other corporation, a sale of 50% or more of the Company's assets, liquidation or dissolution of the Company or combination of the foregoing transactions other than such a transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the transaction own at least 60% of the voting power of the surviving corporation(s), or (d) if a majority of the members of the Board in office immediately prior to a proposed transaction determine by written resolution that such proposed transaction, if taken, will be deemed a change in control and such proposed transaction is effected.

        The Company also has made provision under its Benefits Restoration Plan and the SERP for the crediting of additional years of age and service to certain executive officers, including the named executive officers, whose employment is terminated under the circumstances described above following a change in control of the Company.

PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total return to Stockholders on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Oil Producer's Index for the five-year period 1999 through 2003.

STOCKHOLDER PROPOSALS AND NOMINATIONS

        Stockholder proposals for the 2005 Annual Meeting must be received at the principal executive offices of the Company no later than November 26, 2004, to be considered for inclusion in the Proxy Statement and form of proxy relating to the Annual Meeting in 2005.

        For any other proposal that a stockholder wishes to have considered at the 2005 Annual Meeting, and for any nomination of a person for election to the Board at the 2005 Annual Meeting, the Company must have received written notice of such proposal or nomination during the period beginning February 11, 2005, and ending March 2, 2005.

        Proposals and nominations that are not received by the dates specified will be considered untimely. In addition, proposals and nominations must comply with Delaware law, the ByLaws of the Company, and the rules and regulations of the Securities and Exchange Commission.

EXPENSE OF SOLICITATION

        The cost of this proxy solicitation is being borne by the Company. To assist in the proxy solicitation, the Company has engaged Georgeson & Co. for a fee of $13,500 plus out-of-pocket expenses. The Company will reimburse brokers, banks or other persons for reasonable expenses in sending proxy material to beneficial owners. Proxies may be solicited through the mail, Internet, telephonic or facsimile communications, or meetings with Stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation for doing so.

OWNERSHIP OF STOCK OF THE COMPANY

Certain Beneficial Owners

        To the best of the Company's knowledge, no person beneficially owned more than 5% of any class of the Company's outstanding voting securities at the close of business on February 27, 2004, except as set forth below:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class*
Common Stock	AXA Group(1)	5,153,813	5.1%
Common Stock	State Street Bank and Trust Company(2)	5,119,516	5.1%
Common Stock	NWQ Investment Management Company, LLC(3)	6,249,108	6.2%

*
Based on outstanding shares as of February 27, 2004, totaling 101,343,388

(1)
Refers to wholly or majority-owned subsidiaries of AXA. Alliance Capital Management L.P., 1345 Avenue of the Americas, New York, New York 10105, has sole power to vote 1,984,301 shares, shared power to vote 2,456,900 shares, and sole power to dispose of 5,151,134 shares. The Equitable Life Assurance Society of the United States, 1290 Avenue of the Americas, New York, New York 10104, has sole power to vote 1,884 shares and sole power to dispose of 2,679 shares. Based on Amendment No. 4 to Schedule 13G as of December 31, 2003.

(2)
State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, has sole power to vote 3,087,681 shares, shared power to vote 1,813,446 shares, sole power to dispose of 5,107,400 shares and shared power to dispose of 12,116 shares.

(3)
NWQ Investment Management Company, LLC, 2049 Century Park East, 4th Floor, Los Angeles, CA 90067, has sole power to vote 5,968,084 shares and sole power to dispose of 6,249,108 shares.

Directors and Management

        The following table sets forth the number of shares of Common Stock beneficially owned as of February 27, 2004, by each Director and nominee, each of the named executive officers and all directors and executive officers as a group, and the percentage represented by such shares of the total Common Stock outstanding on that date:

Name or Group	Number of Shares Beneficially Owned		Percent of Class*
William E. Bradford	22,745	(1)(2)
Luke R. Corbett	938,335	(2)
Sylvia A. Earle	12,019	(2)
David C. Genever-Watling	19,871	(1)(2)
Martin C. Jischke	14,031	(1)(2)
Leroy C. Richie	10,842	(1)(2)
Matthew R. Simmons	23,025	(1)(2)
Farah M. Walters	16,018	(1)(2)
Ian L. White-Thomson	17,894	(1)(2)
Kenneth W. Crouch	195,593	(2)
Gregory F. Pilcher	111,978	(2)
Robert M. Wohleber	160,356	(2)
William P. Woodward	195,165	(2)
All directors and executive officers as a group, including those named above	2,028,828	(1)(2)	2.0%

*
The percentage of shares beneficially owned by any single director, nominee or executive officer does not exceed 1%.

(1)
Includes shares in the Stock Deferred Compensation Plan for Non-Employee Directors.

(2)
Includes shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of February 27, 2004: 9,648 shares for Mr. Genever-Watling; 6,327 shares each for Mr. Bradford, Dr. Earle and Mr. White-Thomson; and 4,666 shares each for Dr. Jischke, Mr. Richie, Mr. Simmons and Ms. Walters; 707,165 shares for Mr. Corbett; 134,999 shares for Mr. Crouch; 75,665 shares for Mr. Pilcher; 111,083 shares for Mr. Wohleber; 135,249 shares for Mr. Woodward; and 1,389,252 shares for all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and Stockholders owning more than 10% are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on the information furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2003, all applicable Section 16(a) filing requirements were complied with by the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities except that Mr. Pilcher made a late filing of a Form 4 to report the sale of shares, which occurred to pay withholding taxes under the terms of the Executive Deferred Compensation Plan.

OTHER MATTERS

        The Company does not know of any matters to be presented at the meeting other than those set out in the notice preceding this Proxy Statement. If any other matters should properly come before the meeting, it is intended that the persons named on the enclosed proxy will vote that proxy on such other matters at their discretion.

HOUSEHOLDING AND COMBINING ACCOUNTS

        The Company may deliver only one Proxy Statement and Annual Report to an address shared by multiple Stockholders unless the Company receives contrary instructions from one or more of the Stockholders. Any Stockholder at a shared address to which a single copy of the Proxy Statement and Annual Report have been sent who would like an additional copy of this Proxy Statement and Annual Report or future copies of Proxy Statements and Annual Reports may make a written or oral request to: UMB Bank, N.A., Securities Transfer Division, P. O. Box 410064, Kansas City, Missouri 64141-0064 or call 800-884-4225.

        Similarly, any Stockholders sharing an address and currently receiving multiple copies of Proxy Statements and Annual Reports may request that only a single copy of a Proxy Statement and Annual Report be delivered to them in the future. In addition, any Stockholder with multiple accounts (receiving multiple proxy cards) who wishes to consolidate the Stockholder's shares into a single account can do so by contacting UMB Bank at the address and telephone number above.

Gregory F. Pilcher
 Secretary

☒	Please mark votes as in this example.	KRMCM
KERR-McGEE CORPORATION	The Board of Directors recommends a vote FOR Items 1 and 2. 1. Election of Directors—Nominees (01) William E. Bradford (02) Luke R. Corbett (03) David C. Genever-Watling (04) Farah M. Walters
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
FOR ALL EXCEPT	☐
NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "FOR ALL EXCEPT" box and write the name(s) of the nominee(s) you do not support on the line above. Your shares will be voted for the remaining nominee(s).

	FOR	AGAINST	ABSTAIN
2. Ratification of appointment of Ernst & Young LLP as independent auditors for 2004.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Item 3.
	FOR	AGAINST	ABSTAIN
3. Stockholder proposal requesting establishment of an Office of the Board of Directors.	☐	☐	☐
Please be sure to sign and date this Proxy.	Date
		Mark the box at the right if an address change or comment has been noted on the reverse side of this card.	☐

Shareholder signature	Co-owner signature

    DETACH CARD DETACH CARD

THANK YOU FOR VOTING!

Kerr-McGee Corporation
Annual Meeting of Shareholders
May 11, 2004
9:00 a.m. Central Daylight Time
Kerr-McGee Auditorium
Kerr-McGee Center
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma

QuickLinks

AGENDA FOR ANNUAL MEETING
VOTING SECURITIES
Item No. 1 ELECTION OF FOUR DIRECTORS
DIRECTOR INFORMATION
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS (FOR A TERM ENDING 2007)
CONTINUING DIRECTORS (TERM EXPIRES AT THE 2005 ANNUAL MEETING)
CONTINUING DIRECTORS (TERM EXPIRES AT THE 2006 ANNUAL MEETING)
INFORMATION ABOUT THE BOARD
Item No. 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
FEES PAID TO THE INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
Item No. 3 STOCKHOLDER PROPOSAL REQUESTING ESTABLISHMENT OF AN OFFICE OF THE BOARD OF DIRECTORS
Proposal
Supporting Statement of New York City Comptroller
Board of Directors' Response Opposing the Stockholder Proposal and Recommending a Vote "AGAINST" the Stockholder Proposal
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
STOCK OPTIONS
OPTION GRANTS IN LAST FISCAL YEAR
OPTION EXERCISES AND HOLDINGS
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
LONG-TERM INCENTIVE AWARDS
LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR
RETIREMENT PLANS
RETIREMENT PLAN TABLE
CONTINUITY AGREEMENTS
PERFORMANCE GRAPH
STOCKHOLDER PROPOSALS AND NOMINATIONS
EXPENSE OF SOLICITATION
OWNERSHIP OF STOCK OF THE COMPANY
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
HOUSEHOLDING AND COMBINING ACCOUNTS